UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) October 11, 2007

ZIONS BANCORPORATION
(Exact name of registrant as specified in its charter)

UTAH	001-12307	87-0227400
(State of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

ONE SOUTH MAIN, 15th Floor, SALT LAKE CITY, UTAH	84111
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 801-524-4787

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13a-4(c))

Item 2.02               Results of Operations and Financial Condition.

Zions Bancorporation expects to report earnings per diluted common share of approximately $1.21 to $1.23 for the third quarter of 2007. Based on updated information, Zions expects the provision for loan losses to be in the range of $55-$56 million, with net charge-offs of approximately $18 million. Actual results will be released on October 18, 2007, after markets close, followed by a conference call to discuss results beginning at 5:30 p.m. EDT. Information on the conference call is available at www.zionsbancorporation.com.

This filing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include our estimate of the range of earnings per share for the third quarter of 2007 and the related items. Forward-looking statements provide current expectations or forecasts of future events, including results and determinations. These forward-looking statements are not guarantees of future performance, nor should they be relied upon as representing management's views as of any subsequent date. Forward-looking statements involve significant risks and uncertainties and actual results may differ materially from those presented, either expressed or implied, in this filing. Factors that might cause such differences include additional information concerning third quarter results. Additional factors that could cause actual results to differ materially from those expressed in the forward-looking statements are discussed in the 2006 Annual Report on Form 10-K of Zions Bancorporation filed with the Securities and Exchange Commission ("SEC") and available at the SEC's Internet site (http://www.sec.gov). We specifically disclaim any obligation to update any factors or to publicly announce the result of revisions to any of the forward-looking statements included herein to reflect future events or developments.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ZIONS BANCORPORATION

Date: October 11, 2007	By:	/s/ Thomas E. Laursen
Thomas E. Laursen
Executive Vice President and
General Counsel